Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunshine Silver Mines Corporation:

We consent to the use of our report dated February 22, 2013, with respect to the consolidated balance sheets of Sunshine Silver Mines Corporation as of December 31, 2012 and 2011 and the related consolidated statements of loss and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period then ended, included herein, in the Registration Statement No. 333-175389. The cumulative consolidated statements of loss and comprehensive loss, stockholders’ equity (deficit), and cash flows for the period April 24, 2006 (inception) to December 31, 2012 include amounts for the period from April 24, 2006 (inception) to December 31, 2009, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period April 24, 2006 through December 31, 2009 is based solely on the report of other auditors.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

May 31, 2013